EXHIBIT 23
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 33-98690, 333-07191, 333-121139, and 333-135508 of Oakley, Inc. on Form S-8 of our report dated March 27, 2007 relating to the financial statements of Eye Safety Systems, Inc. as of and for the year ended December 31, 2006 which is included in this Current Report on Form 8-K of Oakley, Inc.
/S/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 27, 2007